Exhibit 10.26

Consulting Agreement

This Consulting Agreement (the “Agreement”), made this 31st day of December, 2020, is entered into by Perfect Moment Asia Ltd., a Hong Kong company (the “Company”), and Montrose Capital Partners Limited, a corporation formed under the laws of the United Kingdom with its principal place of business at 32-33 St. James’s Place, London SW1A 1NR (the “Consultant”).

WHEREAS, the Company and the Consultant entered into that certain Term Sheet, dated November 24, 2020, executed as of November 25, 2020, as amended by that certain amendment, dated December 3, 2020 (as so amended, the “Term Sheet”) (capitalized terms used herein, and not otherwise defined, shall have the respective meanings ascribed to them in the Term Sheet), pursuant to which the Consultant is assisting the Company in connection with a share exchange, merger or similar business combination transaction with a U.S. SEC-reporting company, a private placement offering and related transactions described in the Term Sheet (collectively, the “APO”); and

WHEREAS, pursuant to the Term Sheet, upon the initial closing of the APO, the stockholders of Pubco prior to the Merger and the Offering would retain certain shares of Pubco Common Stock; and

WHEREAS, in the Term Sheet the Company has agreed to certain exclusivity provisions with the Consultant set forth therein that will currently expire on March 24, 2021; and

WHEREAS, the Consultant desires to introduce to the Company a U.S. investment bank (the “Proposed Underwriter”) that proposes to act as lead managing underwriter of an underwritten initial public offering of Newco (as defined below) (the “IPO”) for proceeds not less than an amount that will be sufficient to enable Newco to qualify for a simultaneous listing of Newco’s common equity on the Nasdaq Stock Market, the New York Stock Exchange or NYSE American (any of the foregoing that may be selected by the Company, the “Exchange”); and

WHEREAS, in anticipation of the IPO, the Company and its shareholders (the “Shareholders”) will consummate a share exchange, or other similar transaction, with a newly formed Delaware corporation (“Newco”), for purposes of creating a U.S. holding company structure prior to the completion of the IPO, pursuant to which Newco will acquire all of the outstanding equity interests of the Company from the Shareholders in exchange for newly issued shares of common stock of Newco (“Newco Common Stock”) resulting in the Company becoming a wholly owned subsidiary of Newco (the “Share Exchange”) with Newco continuing the ongoing business of the Company (as used herein, the “Company,” following the consummation of the Share Exchange, shall also include Newco); and

WHEREAS, contemporaneously with the Share Exchange, the Company desires to complete a convertible debt bridge financing (which may, as agreed by the Company and the lenders, be secured by a security interest in some or all of the assets of the Company and its subsidiaries) for an amount between $1,500,000 and $2,000,000 to provide working capital for its operations until consummation of the IPO, which convertible debt shall be convertible into Newco Common Stock upon the closing of the IPO at a conversion price equal to eighty percent (80%) of the public offering price of Newco Common Stock in the IPO (the “Bridge Financing”); and

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.1 Introduction. The Consultant will introduce the Proposed Underwriter to the Company and use its best efforts to arrange a meeting or conference call between representatives of the Company and of the Proposed Underwriter as soon as reasonably practicable.

1.2 Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement using the principals, officers, employees and Subcontractors (as defined below) of the Consultant set forth on such Schedule A, and any other principal, officer or employee, Subcontractor or agent of the Consultant approved in writing by the Company (the “Personnel”). The Consultant shall not engage the services of third party contractors, subcontractors or consultants (each, a “Subcontractor”) in the performance of the services without the prior written consent of the Company, which may be granted or withheld in its sole discretion. In the event that the Company permits the Consultant to use the services of one or more Subcontractors, each such Subcontractor shall sign a written agreement agreeing to be bound by all of the provisions of this Agreement to the same extent as the Consultant and the Personnel. The Company shall have no responsibility or obligation to any such Subcontractor.

2. Term. This Agreement shall commence on the date hereof and shall continue until the earlier of (a) the closing of the IPO or (b) six (6) months from the date of this Agreement (the “Term”). The Term may be extended by the mutual written consent of the Company and the Consultant at any time prior to the expiration of the Term or sooner terminated in accordance with the provisions of Section 7, being referred to as the “Consultation Period.”

3. Formation and Initial Capitalization of Newco. The Consultant shall cause Newco to be formed as a corporation under the laws of the State of Delaware, with an authorized capitalization of 100,000,000 shares of common stock and 10,000,000 million shares of “blank check” preferred stock, unless otherwise agreed to by the Company. Newco shall prior to the Share Exchange issue to, and register in the name of, the Consultant one million two hundred thousand (1,200,000) shares (the “Consultant Shares”) of Newco Common Stock. At the option and upon written direction of the Consultant, the parties agree that Newco shall issue, or subsequently effect the transfer from the Consultant of, some or all of the Consultant Shares to, and register them in the name of, one or more of the Consultant’s Personnel or professional advisors (the “Share Assignees”) identified on Schedule B to this Agreement; provided, however that such transfers are completed more than thirty (30) days prior to the filing of the registration statement for the IPO.

4. Bridge Financing, Share Exchange and IPO.

4.1 Consummation of the Bridge Financing on customary terms and conditions reasonably acceptable to the Company and the Consultant (and the lenders) shall be a condition precedent to the consummation of the Share Exchange. The net proceeds of the Bridge Financing will be used by Newco and the Company for technology, marketing and general and administration expenses, including existing salaries and new hires to support the Company’s finance department.

4.2 Newco, the Company and the Shareholders shall enter into a definitive share exchange agreement (the “Exchange Agreement”) containing representations and warranties and other terms and conditions customary for a transaction of this type, as mutually agreed between the parties consistent with the provisions in this Agreement and the advice of their respective accounting and tax advisors and legal counsel. In addition to such customary representations and warranties, Newco shall represent and warrant to the Company and the Shareholders that:

(a) Newco was formed as a vehicle to pursue the Share Exchange, Bridge Financing and IPO and has no current or historical operations and only nominal assets; Newco has engaged in no business activities except for its organization and the negotiation of the Share Exchange, Bridge Financing and related transactions (collectively, the “Transactions”);

(b) Newco does not, on the closing date of the Share Exchange, have any liabilities, contingent or otherwise, other than notes payable to shareholders for loans made by them to fund Newco’s expenses as well as professional fees and expenses related to the Transactions to be reimbursed pursuant to Section 6 below, the Bridge Financing and any fees and expenses of placement agents with respect thereto; and

(c) there are no authorized or outstanding options, warrants, convertible securities (other than the Bridge Financing), rights, agreements or commitments requiring Newco to issue or redeem capital stock.

4.3 Upon consummation of the Share Exchange, the Certificate of Incorporation and By-laws of Newco will be amended and restated in a form satisfactory to the Company, if desired.

4.4 On the closing date of the Bridge Financing, Newco shall issue 100,000 shares of Newco Common Stock to Darius Fouladi (the “Advisory Shares”).

4.5 On or before the closing date of the IPO, the Board of Directors and stockholders of Newco shall have adopted an Equity Incentive Plan (the “EIP”) reserving shares of Newco Common Stock covering outstanding options of the Company, which will be assumed by Newco, and for the future issuance, at the discretion of the Board of Directors, of incentive awards to the Company’s officers, key employees, consultants and directors. The EIP may include a customary evergreen provision with respect to the refresh of the number of shares available for grants under the EIP.

4.6 It is anticipated that upon closing of the IPO, Newco will issue to the Proposed Underwriter or any other investment bank engaged by Newco for the IPO (the Proposed Underwriter or any of the such other investment bank, the “Underwriter”) shares of Newco Common Stock with a value of $3,500,000 at the public offering price of the IPO (the “IPO Price”).

4.7 The capitalization and ownership of all outstanding securities of Newco after giving effect to the Share Exchange will be set forth in detail in a schedule to the Exchange Agreement and is summarized in Schedule C to this Agreement. The anticipated capitalization of Newco after giving effect to the Bridge Financing and the IPO (at an assumed IPO Price of $5.00) is also summarized in Schedule C to this Agreement.

5. Share Adjustment.

5.1 In the event that the IPO Price is less than $5.00 per share of Newco Common Stock (as adjusted for any stock split or combination after the date hereof and prior to the IPO), Newco shall upon closing of the IPO, issue additional shares of Newco Common Stock to the Consultant and the Share Assignees, pro rata to the amounts on Schedule B, so that the total value of the Consultant Shares and such additional shares will be $6,000,000 at the IPO Price. From the date hereof until December 31, 2021, if Newco, prior to the consummation of the IPO, sells its equity or equity convertible securities (other than in connection with the Bridge Financing and the Share Exchange) at a purchase price per share or conversion price per share that is less than $5.00 per share of Newco Common Stock (as adjusted for any stock split or combination after the date hereof and prior to the IPO), then an equivalent adjustment to the Consultant Shares will be made by Newco.

5.2 Notwithstanding the foregoing, in the event (i) the IPO, (ii) another going-public transaction (such as a SPAC merger, “APO,” direct listing, etc.) or (iii) an M&A Transaction is not consummated by December 31, 2021 (the “Cancellation Date”), for any reason, Newco shall cancel, and the Consultant and any Share Assignees shall forfeit and surrender forever, pro rata, all right, title and interest in and to 1,050,000 Consultant Shares (the “Surrendered Shares”). Immediately on the Cancellation Date, and without any action on part of Newco, the Consultant or any Share Assignees, all the Surrendered Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist. The Consultant hereby renounces any right or interest the Consultant may have in the Surrendered Shares as of the Cancellation Date. For purposes hereof, “M&A Transaction” means a transaction, following the completion of the Bridge Financing and consummation of the Share Exchange, in which (i) Newco, directly or indirectly, in one or more related transactions effects any merger or consolidation of Newco with or into another person other than any subsidiary or any affiliate of the Company or Newco, (ii) Newco, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by Newco or another person) is completed pursuant to which holders of Newco Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Newco Common Stock, or (iv) Newco, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Newco Common Stock (not including any shares of Newco Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination). Notwithstanding any other provision of this Agreement, the provisions of this Section 5.2 shall survive any termination of this Agreement.

6. Expenses.

6.1 Except as set forth below or as may be otherwise agreed between the Company and the Consultant, the Consultant shall be responsible for all business expenses incurred by the Consultant and its Personnel in connection with, or related to, the performance of the services of the Consultant hereunder.

6.2 The Company will be responsible for paying any placement agent fees and reasonable and documented out-of-pocket expenses of any placement agents (or any sub-agents) in connection with the Bridge Financing, as agreed by the Company and Newco with any such placement agents.

6.3 The parties understand that Sichenzia Ross Ference LLP (“SRF”) has been engaged by the Consultant as its counsel in respect of the Transactions and will also represent Newco prior to and in connection with the Share Exchange as well as represent the placement agent(s) and Proposed Underwriter for the Bridge Financing and the IPO, respectively. The parties agree that a fixed fee of $15,000 will be paid from the proceeds of the Bridge Financing at the closing thereof for SRF’s legal services provided in connection with the Share Exchange, plus such amount as is agreed between the Company and the placement agent(s) for SRF’s legal services provided in connection with the Bridge Financing, and that Newco shall pay from the proceeds of the IPO at the closing thereof such amount as is agreed between the Company or Newco and the Underwriter for SRF’s legal services provided in connection with the IPO.

7. Termination. This Agreement may be terminated prior to the end of the Term in the following manner: (a) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (b) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for any expenses paid or incurred that the Company has theretofore agreed to reimburse. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Section 9. Subject to the cancellation of the Surrendered Shares pursuant to Section 5.2, in no event of termination of this Agreement, whether at the end of the Term or otherwise, however, shall the Company be entitled to the return of, or to cancel, any of the Consultant Shares.

8. Cooperation. The Consultant shall use its best efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business.

9. Proprietary Information and Inventions.

9.1 Proprietary Information.

(a) The Consultant acknowledges that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company it will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of its service as a consultant to the Company.

(c) The Consultant’s obligations under this Section 9.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 9.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into its custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of its duties for the Company and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e) The Consultant agrees that its obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and its obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

10. Independent Contractor Status.

10.1 The Consultant and its Personnel shall perform all services under this Agreement as “independent contractors” and not as employees or agents of the Company. The Consultant and its Personnel are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10.2 The Consultant and its Personnel shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant and its Personnel on any given day will be entirely within the Consultant’s and its Personnel’s control, and the Company will rely on the Consultant and its Personnel to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant and its Personnel will provide all equipment and supplies required to perform the services. The Consultant and its Personnel are not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant and its Personnel shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

10.3 In the performance of the services, the Consultant and its Personnel have the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained.

10.4 The Consultant and its Personnel shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

10.5 The Consultant and its Personnel and any Share Assignees shall be solely responsible for all federal, state and foreign income and other taxes relating to any compensation received hereunder.

10.6 Subject to the Consultant’s obligations in Section 9 above, the Consultant and its Personnel retain the right to contract with other companies or entities for their consulting services without restriction. Subject to the Company’s obligations in the Term Sheet, as amended below, the Company retains a right to contract with other companies and/or individuals for consulting services without restriction.

11. Remedies. The Consultant and its Personnel acknowledge that any breach of the provisions of Section 9 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant and its Personnel agree, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and its Personnel and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

12. Representations, Warranties and Covenants.

12.1 The Consultant hereby covenants that it shall be liable for the acts and omissions of the Personnel, including without limitation any breach of this Agreement or violation of law.

12.2 The Consultant hereby represents, warrants and covenants that it and the Personnel have the skills and experience necessary to perform the services, that it and the Personnel will perform said services in a professional, competent and timely manner, that it has the power to enter into this Agreement and that its and the Personnel’ performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

12.3 The Consultant hereby represents and warrants that:

(a) The Consultant’s and its Personnel’s performance of the terms of this Agreement and the performance of the services hereunder as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant and/or its Personnel are a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant and its Personnel will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others

(b) The Consultant is acquiring the Consultant Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Consultant understands and acknowledges that the Consultant Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws and are restricted securities within the meaning for Rule 144(a)(3) under the Securities Act, and will be issued to the Consultant pursuant to available exemptions or exclusions from the registration requirements of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Consultant further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to any third person with respect to any of the Consultant Shares, other than the Share Assignees as disclosed on Schedule B to this Agreement.

(c) The Consultant understands that no public market for Newco Common Stock now exists and that there may never be an active public market for the Consultant Shares acquired under this Agreement.

(d) The Consultant is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The Consultant shall cause each Share Assignee to execute and deliver to Newco an accredited investor certification in reasonable and customary form, and Newco shall not be obligated to issue any of the Consultant Shares to a Share Assignee prior to receipt of the same.

(e) The Consultant realizes that because of the inherently speculative nature of business activities of the kind contemplated by the Company, the Company’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Consultant Shares.

(f) In evaluating the suitability of an investment in the Company, the Consultant has not relied upon any representation or information (oral or written) with respect to the Company or the Consultant Shares, or otherwise, other than as stated herein. No oral or written representations have been made, or oral or written information furnished, to the Consultant or its advisors, if any, in connection with the Company or the Consultant Shares which are in any way inconsistent with the information contained herein.

(g) The Consultant, together with its advisors, if any, has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to evaluate the merits and risks of an investment in the Consultant Shares and the Company and to make an informed investment decision with respect thereto

(h) The Consultant has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to its receipt of the Consultant Shares.

(i) The Consultant understands that it may have to hold the Consultant Shares indefinitely because none of the Consultant Shares may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. The certificates evidencing the Consultant Shares will bear legends to the following effect:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.”

Appropriate notations will be made in the Company’s stock books to the effect that the securities included in the Consultant Shares have not been registered under the Securities Act or applicable state securities laws. Stop transfer instructions will be placed with the transfer agent of the Consultant Shares, if any.

13. Registration Rights.

13.1 If the registration statement on Form S-1 (or other applicable form) filed with the Commission to register the IPO (the “IPO S-1”) includes shares of stockholders of Newco being registered for resale, the Company shall cause Newco to include the Consultant Shares and the holders of the Consultant Shares as selling stockholders therein, subject to the holders thereof executing the underwriting agreement with the Underwriter in the form executed by the other selling stockholders, and subject to any cutback rights of the Underwriter on a pro rata basis with the other selling stockholders in the IPO S-1. The Consultant shall, and shall cause any holder of the Consultant Shares, regardless of such holder’s participation in the IPO, to, execute a lock-up or market standoff agreement to the same extent as other similarly situated stockholders of Newco and on the terms and for the same period (both pre- and post-effectiveness) as required by the Underwriter in the IPO.

13.2 If for any reason the IPO S-1 is not filed or is withdrawn by the Company or otherwise does not become effective, or all of the Consultant Shares are not included therein when the IPO S-1 is declared effective:

(a) (i) Upon written demand (a “Demand Notice”) of the holder(s) of at least 51% of the Consultant Shares not then covered by an effective resale registration statement at any time during a period of three (3) years beginning on (A) June 30, 2021, if the IPO is not consummated by that date, or (B) six (6) months after the closing of the IPO, the Company agrees to register, on one occasion, all or any portion of the Consultant Shares. On such occasion, the Company will file a registration statement with the Commission covering the Consultant Shares specified in the Demand Notice within ninety (90) days after receipt of a Demand Notice and use its commercially reasonable efforts to have the registration statement become effective promptly thereafter, subject to compliance with review by the Commission. The Company covenants and agrees to give written notice of its receipt of any Demand Notice from any holder(s) of Consultant Shares to all other registered holder(s) of the Consultant Shares within ten (10) days after the date of the receipt of any such Demand Notice and to include their Consultant Shares in such registration statement to the extent requested by them in writing.

(ii) The Company shall bear all fees and expenses attendant to the registration of the Consultant Shares pursuant to this Section 13.2(a), including reasonable and documented fees, charges and disbursements of a single counsel to the holders selected by the Company and reasonably acceptable to the holders of at least a majority of the Consultant Shares to be registered to represent them in connection with the registration and sale of the Consultant Shares, but the holders of the Consultant Shares to be registered shall pay any and all underwriting discounts and commissions. The Company agrees to use its commercially reasonable efforts to cause such registration statement to become effective promptly and to qualify or register the Consultant Shares in such States as are reasonably requested by the holder(s) thereof; provided, however, that in no event shall the Company be required to register the Consultant Shares in a state in which such registration would cause: (i) the Company to be obligated to register or license to do business in such state or submit to general service of process in such State, or (ii) the principal shareholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement filed pursuant to the demand right granted under this Section 13.2(a) to remain effective for a period of at least three (3) years.

(b) (i) If at any time during a period of three (3) years beginning on (A) June 30, 2021, if the IPO is not consummated by that date, or (B) six (6) months after the closing of the IPO the Company proposes to register the offer and sale of any shares of Company Common Stock under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) may be used for any registration of the Consultant Shares, the Company shall give prompt written notice (in any event no later than ten (10) days prior to the filing of such Registration Statement) to the holders of the Consultant Shares of its intention to effect such a registration and shall include in such registration all Consultant Shares (not then covered by an effective resale registration statement) with respect to which the Company has received written requests for inclusion from the holders thereof within seven (7) days after the Company’s notice has been given to each such holder. If any Piggyback Registration Statement pursuant to which holders of the Consultant Shares have registered the offer and sale of the Consultant Shares is a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement.

(ii) The Company shall bear all fees and expenses attendant to registering the Consultant Shares pursuant to this Section 13.2(b), including reasonable and documented fees, charges and disbursements of a single counsel to the holders selected by the holders of at least a majority of the Consultant Shares to be registered to represent them in connection with the registration and sale of the Consultant Shares and reasonably acceptable to the Company, in an amount not to exceed $15,000, but the holders shall pay any and all underwriting discounts and commissions and the expenses of any legal counsel selected by the holders to represent them in connection with the sale of the Consultant Shares. In the event of such a proposed registration, the Company shall furnish the then holders of registrable Consultant Shares with not less than ten (10) days’ written notice prior to the proposed date of filing of such registration statement. Such notice to the holders shall continue to be given for each registration statement filed by the Company during the period in which the holders are entitled to the piggyback registration rights granted under this Section 13.2(b) until such time as all of the Consultant Shares have been sold by the holders. The holders of the Consultant Shares shall exercise the “piggy-back” rights provided for herein by giving written notice within seven (7) days of the receipt of the Company’s notice of its intention to file a registration statement. Except as otherwise provided in this Agreement, there shall be no limit on the number of times the holders may request registration under this Section 13.2(b) within the period described in Section 13.2(b)(i) above. The Company shall cause any such registration statement covered by this Section 13.2(b) to remain effective for a period of at least three (3) years.

13.3 Any holders of the Consultant Shares other than the Consultant are express third-party beneficiaries of the provisions of this Section 13. Notwithstanding any other provision of this Agreement, the provisions of this Section 13 shall survive any termination of this Agreement.

14. Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing will be deemed given to a party (a) upon receipt, when personally delivered; (b) one (1) business day after deposit with a nationally recognized overnight courier service with next day delivery specified, costs prepaid on the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (c) the date of transmission if sent by e-mail with confirmation of transmission by the transmitting equipment, provided confirmation of email is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipients email server that such e-mail could not be delivered to such recipient; (d) the date received or rejected by the addressee, if sent by certified mail, return receipt requested, postage prepaid; or (e) seven (7) days after the placement of the notice into the mails (first class postage prepaid), to the party at the address or e-mail address furnished by the such party at each party’s address or such other address as any party shall have furnished to the other parties in writing in accordance with this Section 14.

15. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

16. Effect on Term Sheet; Exclusivity.

16.1 The Term Sheet shall remain in full force and effect, except as set forth in this Agreement and as further amended in the next sentence, and except that notwithstanding the provisions of Section 15 thereof, the Company may pursue (i) the Bridge Financing, (ii) the Share Exchange and (iii) the IPO with an Underwriter as described herein. The Term Sheet is hereby amended such that in the first paragraph of Section 15 as previously amended, “March 24, 2021” shall be deleted and replaced with “June 30, 2021.” Notwithstanding anything to the contrary contained herein, Section 16.2 supersedes and replaces Section 17 of the Term Sheet. In the event that the IPO shall be abandoned or fail to proceed, the parties intend to continue to pursue the Offering and Merger as described in the Term Sheet.

16.2 From the date hereof until June 30, 2021 (the “Exclusivity Period”), the Company and Newco each hereby covenants and agrees that it will not during the Exclusivity Period enter into any public or private offering or sale of securities, financing, merger, reverse merger or similar type of going public transaction, combination, divestiture or sale of material assets (other than the Bridge Financing, the Share Exchange and the IPO as set forth in this Agreement), or enter into any discussions or negotiations with respect thereto (except for agreements in the ordinary course of business), or enter into any other transaction that would preclude the consummation of the Bridge Financing, the Share Exchange and the IPO consistent with the terms set forth in this Agreement. In the event the Company terminates and/or breaches this Agreement and/or does not effectuate the Share Exchange and Bridge Financing prior to the end of the Exclusivity Period, other than pursuant to a termination pursuant to Section 7, then the Company agrees to immediately pay the Consultant the lesser of (1) the Consultant’s unpaid legal and other professional fees and reasonable and documented unpaid out-of-pocket expenses related to the Transactions or (2) $50,000 as a break-up fee for its role in the Transactions. The Company shall have no other liability to the Consultant or Newco as a result of such termination or breach.

17. Entire Agreement. Subject to Section 16, this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

18. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

19. Non-Assignability of Contract. Except as expressly provided herein, the Consultant shall not have the right to assign any of its rights or delegate any of its duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

21. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective permitted successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

22. Miscellaneous.

22.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

22.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

22.4 This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by an e-mail, which contains a copy of an executed signature page such as a portable document format (.pdf) file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such e-mail of an executed signature page such as a .pdf signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

PERFECT MOMENT ASIA LTD.

By:	/s/ Max Gottschalk
	Name:	Max Gottschalk
	Title:	Chairman

CONSULTANT:

MONTROSE CAPITAL PARTNERS LIMITED

By:	/s/ Mark Tompkins
	Name:	Mark Tompkins
	Title:	CEO

SIGNATURE PAGE TO CONSULTING AGREEMENT

Schedule A

Description of Services

●	Introductions to the Proposed Underwriter and other investment banks and research analysts

●	Media introductions

●	Advising the Company with regard to the financial structure and terms of the IPO, APO or any other proposed financing or other strategic transaction that might be realized in the current market environment

Neither the Consultant nor any of its affiliates or associates is, or is affiliated with, a registered broker, dealer or investment advisor. The Consultant will not provide investment, tax or legal advice.

Personnel

Mark Tompkins

Ian Jacobs

Schedule A-1

Schedule B

Share Assignees

Mark Tompkins

Ian Jacobs

Sichenzia Ross Ference LLP

Barrett DiPaolo

Schedule B-1

Schedule C

Post Share Exchange and Bridge Financing Capitalization1

	Fully Diluted
	Shares	% Ownership
Perfect Moment Stockholders plus EIP[2]	8,000,000	86.0%
Advisory Shares	100,000	1.1%
Consultant Shares	1,200,000	12.9%
Total	9,300,000	100.0%

Bridge Notes	$2,000,000

Post Share Exchange, Bridge Financing and IPO Capitalization1

			Fully Diluted
			Shares	% Ownership
Perfect Moment Stockholders plus EIP[2]			8,000,000	59.3%
Bridge Investors	@	$4.00	500,000	3.7%
IPO Investors	@	$5.00	3,000,000	22.2%
Underwriter Shares			700,000	5.2%
Advisory Shares			100,000	0.7%
Consultant Shares			1,200,000	8.9%
Total			13,500,000	100.0%

[1]	Assuming $2,000,000 Bridge Financing.

[2]	Including outstanding Perfect Moment preferred stock, convertible notes, warrants and vested and unvested options, if any.

Schedule C-1